Exhibit 99


FOR IMMEDIATE RELEASE

CONTACT:  Wayne Charness                Karen Warren
          Corporate Communications      Investor Relations
          401-727-5983                  401-727-5401



     HASBRO CLOSES SALE OF AN ADDITIONAL $25 MILLION IN
                CONVERTIBLE SENIOR DEBENTURES

     PAWTUCKET, R.I., December 12, 2001 - Hasbro, Inc. (NYSE:HAS) announced today that it has completed the sale of an additional $25 million in Convertible Senior Debentures due 2021. Today's closing follows a full exercise by the initial purchasers of their option to purchase an additional $25 million in Debentures. The Company intends to use the proceeds generated from the offering to refinance existing debt.

     The Debentures bear an annual interest rate of 2.75 percent and, depending on the market price of Hasbro's common stock, could be subject to an upward interest rate adjustment commencing December 1, 2005.

     If the closing price of Hasbro common stock on the New York Stock Exchange exceeds certain levels for a specified period of time, or in certain other circumstances, the Debentures will be convertible into shares of Hasbro stock at an initial conversion price of $21.60 per share. This conversion price represents a 25 percent premium over Hasbro's closing price of $17.28 on November 26, 2001. Debenture holders may put the notes back to Hasbro on December 1, 2005, December 1, 2011 and December 1, 2016, and Hasbro may pay the purchase price in any such case in cash or shares of common stock, or any combination of cash and shares.

     The Debentures and common stock issuable upon conversion have not been registered under United States or state securities laws and may not be offered or sold in the United States except to qualified institutional buyers.

     Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

     Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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